Exhibit 99.1

ACME UNITED CORPORATION            NEWS RELEASE

CONTACT:Paul G. DriscollAcme United Corporation55 Walls Drive Fairfield, CT  06824

Phone: (203) 254-6060FAX: (203) 254-6521

FOR IMMEDIATE RELEASE   March 3, 2021

ACME UNITED REPORTS 21% SALES INCREASE AND RECORD 109% NET INCOME INCREASE FOR FOURTH QUARTER OF 2020

FAIRFIELD, CT – March 3, 2021 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended December 31, 2020 were $40.9 million compared to $33.9 million in the fourth quarter of 2019, an increase of 21%. Net sales for the year ended December 31, 2020 were $164.0 million, compared to $142.5 million in the year ended December 31, 2019, an increase of 15%.

Acme United’s revenues in the fourth quarter and year ended December 31, 2020 included approximately $1.2 million and $4.6 million, respectively, from the sales of First Aid Central products.  The Company acquired the assets of Canadian-based First Aid Central, Inc. on January 7, 2020.

Net income was $2,043,000 or $0.54 per diluted share for the quarter ended December 31, 2020, compared to $977,000, or $0.28 per diluted share, for the comparable period last year, an increase of 109% in net income and 93% in diluted earnings per share.  Net income for the year ended December 31, 2020 was $8.1 million, or $2.31 per diluted share, compared to $5.5 million, or $1.60 per diluted share, for the prior year, an increase of 47% in net income and 44% in diluted earnings per share.

Chairman and CEO Walter C. Johnsen said, “Despite the pandemic, we delivered record sales and earnings, and made two strategic acquisitions during 2020. All of our business units and subsidiaries had outstanding performance. Our associates overcame COVID-19 related supply chain and production issues, worked safely through a difficult environment, and developed a pipeline of new products that will be shipped in 2021.”

Exhibit 99.1

Mr. Johnsen added, “I want to acknowledge and thank our associates who worked with focus, determination, and urgency.”

For the fourth quarter of 2020, net sales in the U.S. segment increased 14% compared to the same period in 2019.  Net sales for the year ended December 31, 2020 increased 12%. The sales increases for the fourth quarter and full year were mainly attributable to strong sales of first aid and safety products, which resulted from continued market share gains in the industrial, safety, home improvement, mass market and e-commerce channels.

European net sales for the fourth quarter of 2020 increased 65% in U.S. dollars and 55% in local currency compared to the fourth quarter of 2019.  Net sales for the year ended December 31, 2020 increased 25% in both U.S. dollars and local currency compared to 2019.  The increases for both the quarter and the year ended December 31, 2020 were mainly due to growth in sales of Westcott cutting products and Camillus knives in the e-commerce channel and continued growth of DMT sharpening products.

Net sales in Canada, excluding First Aid Central products, for the fourth quarter of 2020 increased 23% in both U.S. dollars and local currency compared to the same period in 2019 primarily due higher sales of Camillus knives and DMT sharpeners.  Net sales for the year ended December 31, 2020 decreased 4% in U.S. dollars and 3% in local currency compared to the same period in 2019.

Gross margin was 36.8% in the fourth quarter of 2020 versus 36.3% in the comparable period last year.  Gross margin was 36.3% in the year ended December 31, 2020, compared to 36.5% in 2019.

Included in other expense in the fourth quarter of 2020 is a one-time charge of $750,000 for the termination of the Company’s Defined Benefit Pension Plan. The Company settled all outstanding liabilities related to the plan by purchasing annuities or paying lump sums to the participants. The charge represents accumulated losses on plan assets which would have been amortized over its remaining life. The Company will save approximately $75,000 annually in administrative costs, and has transferred the pension risk.

Exhibit 99.1

On December 16, 2020 the Company acquired the assets of Med-Nap LLC., a leading manufacturer of alcohol prep pads, alcohol wipes, benzalkonium chloride wipes (BZK), antiseptic wipes, castile soap, and lens cleaning products for $9.3 million.  Med-Nap had revenues in 2020 of approximately $4.8 million and EBITDA of approximately $1.0 million.

The Company’s debt less cash on December 31, 2020 was $41.3 million compared to $30 million on December 31, 2019.  During the year, the Company paid approximately $11.4 million for the acquisition of the assets of First Aid Central and Med-Nap LLC, distributed $1.6 million in dividends on its common stock, and generated $3.2 million in free cash flow. Inventory increased approximately $10 million due primarily to anticipated growth in our business as well as the acquisition of product to offset the impact of potential supply chain interruptions related to COVID-19.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Wednesday, March 3, 2021, at 12:00 p.m. EDT. To listen or participate in a question and answer session, dial 800-437-2398. International callers may dial 929-477-0577. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®,  First Aid Central®,  PhysiciansCare®, Pac-Kit®,Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, and DMT®. For more information, visit www.acmeunited.com.

Forward Looking Statements

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities

Exhibit 99.1

Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including the impact that the global COVID-19 pandemic has had and will continue to have on the Company’s business, operations and financial results.  These include, the extent of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic including through any new variant strains of the underlying virus; the effectiveness and availability of vaccines; the duration and scope of pandemic-related government orders and restrictions on commercial and other activities, including retail store, office, school and restaurant closures; the duration and scope of the Company’s actions to maintain employee health at our offices, production facilities and distribution centers; the extent of the impact of the COVID-19 pandemic on overall demand for the Company’s products; the pace of recovery when an effective vaccine is widely available or when the pandemic otherwise subsides and the heightened impact the pandemic has on many of the risks described herein, including, without limitation, risks relating to the on-going world-wide economic downturn, and potential disruptions in our supply chain, any of which could adversely impact the Company’s ability to manufacture, source or distribute it products, both domestically and internationally.

These risks and uncertainties further include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, whether caused by COVID-19 or otherwise, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits, including COVID-19 related changes; (iv) the impact of competition; (v) the impact of technological changes including, specifically, the growth of online marketing and sales activity; (vi) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vii) the Company’s ability to effectively manage its inventory in a rapidly changing business environment, including additional inventory acquired to respond to COVID-19 related uncertainties; (viii) currency fluctuations; (ix) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (x) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Exhibit 99.1

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Exhibit 99.1

Exhibit 99.1

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

YEAR END REPORT 2020

(Unaudited)

Amounts in $000's		December 31, 2020		December 31, 2019
Assets:				
Current assets:				
Cash	$	4,167	$	6,822
Accounts receivable, net		27,173		25,485
Inventories		50,704		39,261
Prepaid and other current assets		1,641		1,578
Total current assets		83,685		73,146
Property and equipment, net		20,239		14,036
Intangible assets, less amortization		18,825		15,793
Goodwill		4,696		4,696
Operating lease right of use asset		2,422		2,989
Other assets		-		89
Total assets	$	129,867	$	110,749
Liabilities and stockholders' equity:				
Current liabilities:				
Accounts payable	$	7,601	$	6,693
Operating lease liability - short term		873		1,047
Mortgage payable - short term		267		267
Other current liabilities		11,297		8,626
Total current liabilities		20,038		16,633
Non-current liabilities				
Long term debt		38,767		33,240
Note Payable (PPP)		3,508		-
Mortgage payable - long term		2,911		3,178
Operating lease liability - long term		1,654		1,961
Other non current liabilities		257		32
Total liabilities		67,135		55,044
Total stockholders' equity		62,732		55,705
Total liabilities and stockholders' equity	$	129,867	$	110,749